Exhibit 99.1

   Chiron Reports 2003 Third-Quarter Pro-Forma Income of 60 Cents Per Share

    47 Percent Increase in Revenues Over 2002 Driven by New U.S. Flu Sales

    EMERYVILLE, Calif., Oct. 29 /PRNewswire-FirstCall/ -- Chiron Corporation (Nasdaq: CHIR) today reported pro-forma income from continuing operations of $117 million, or $0.60 per share, for the third quarter of 2003, compared to $88 million, or $0.46 per share, for the third quarter of 2002. Foreign exchange rates, on a pro-forma basis, resulted in a $0.02 increase in earnings per share. On a GAAP basis, Chiron's loss from continuing operations was $20 million, or $0.11 per share, for the third quarter of 2003, compared to income from continuing operations of $83 million, or $0.43 per share, for the third quarter of 2002. The loss was due to the write-off of in-process research and development in the PowderJect acquisition.
    Chiron management uses pro-forma financial statements to gain an understanding of the company's operating performance on a comparative basis. Pro-forma results exclude special items relating to certain acquisitions and revenues, which may not be relevant to gaining an understanding of the company's trends or potential future performance. Please refer to the attached tables at the end of this document for more detail on these items and a reconciliation to GAAP financial statements. All references to per-share amounts are per diluted share.
    "Chiron continues to deliver the solid financial results that are a hallmark of the company," said Howard Pien, Chiron's president and CEO. "Looking forward, we expect 2004 to be a year of strong growth in vaccines and blood testing, enabling investment that will further enhance shareholder value and increase our impact on human health worldwide.
    "We reaffirm our mid-year 2003 pro-forma EPS guidance to be at the upper end of the $1.40-$1.50 range. Our 2004 guidance is consistent with our 20 percent pro-forma EPS growth goal. It is a testament to the strength of the Chiron business model that we can deliver superior earnings and fund worthy investment opportunities across our three business units."

    2004 Guidance
    Chiron expects 2004 pro-forma earnings per share from continuing operations to be between $1.80 and $1.90. In 2004, Chiron expects product sales to be between $1.5 billion and $1.6 billion, with revenues between $1.9 billion and $2.0 billion. Gross margins are expected to be equivalent or down slightly from 2003, while operating expenses are expected to be up approximately 10 percent over the prior year. The tax rate is expected to be at or slightly higher than the 2003 tax rate.

    Overall Revenues
    Total revenues in the third quarter of 2003 were $540 million, an increase of approximately 47 percent from $368 million in the third quarter of 2002. Foreign exchange rates resulted in a 6 percent increase in revenues. Net product sales increased 59 percent in the third quarter of 2003, to $433 million from $272 million in the third quarter of 2002. Total third-quarter 2003 revenues for PowderJect Pharmaceuticals, which Chiron acquired during the third quarter of 2003, were $116 million. Excluding PowderJect revenues and foreign exchange effect, all other revenues increased 10 percent in the third quarter of 2003.

    BioPharmaceuticals
    The BioPharmaceuticals division reported net product sales and Betaferon(R) interferon beta-1b royalties of $126 million in the third quarter of 2003, compared to $115 million in the third quarter of 2002. The gross profit margin on biopharmaceutical products sold during the third quarter of 2003 was 74 percent, compared to 77 percent in the third quarter of 2002.

    -- Proleukin(R) (aldesleukin) interleukin-2 sales were $30 million in the third quarter of 2003, compared to $32 million in the third quarter of 2002, with the decrease primarily due to wholesaler ordering patterns, offset by price increases.
    -- TOBI(R) tobramycin solution for inhalation sales in the third quarter of 2003 were $43 million, compared to $39 million in the third quarter of 2002, with the increase primarily due to greater product penetration in Europe and price increases in both the United States and Europe, which were partially offset by wholesale ordering patterns.
    -- Sales of Betaseron(R) interferon beta-1b, marketed in Europe as Betaferon, to Berlex, Inc. (and its parent company Schering AG) for marketing and resale were $29 million in the third quarter of 2003, compared to $28 million in the third quarter of 2002. The increase was due to price increases and increased patient demand, partially offset by wholesaler ordering patterns. Royalties from Schering AG's European sales of Betaferon were $16 million in the third quarter of 2003, compared to $10 million in the third quarter of 2002.

    Vaccines
    Vaccines net product sales in the third quarter of 2003 were $263 million, compared to $125 million in the third quarter of 2002. PowderJect product revenues were $114 million in the third quarter of 2003. The gross profit margin on vaccines products in the third quarter of 2003 was 58 percent, compared to 60 percent in the third quarter of 2002.

    -- Sales of flu vaccines were $183 million in the third quarter of 2003, compared to $67 million in the third quarter of 2002. Sales of Fluvirin(R) vaccine, the flu vaccine that Chiron acquired with PowderJect, were $103 million in the third quarter of 2003, the first quarter in which Chiron recorded Fluvirin revenues.
    -- Sales of Menjugate(TM) conjugate vaccine against meningococcal C disease were $11 million in the third quarter of 2003, compared to $6 million in the third quarter of 2002, with the increase primarily due to sales made to Australia, Spain and France.
    -- Sales from Chiron's travel vaccines were $11 million in the third quarter of 2003, compared to $16 million in the third quarter of 2002. Travel vaccines include Encepur(TM) vaccine for tick-borne encephalitis, RabAvert(R) vaccine for rabies, and, newly acquired with PowderJect, Arilvax(TM) vaccine for yellow fever and Dukoral(TM) vaccine for cholera. The decrease is primarily due to the seasonality of tick-borne encephalitis, as the first half of the year is typically the prime season for Encepur.
    -- Sales of Chiron's pediatric and other vaccines products were $58 million in the third quarter of 2003, compared to $36 million in the third quarter of 2002, with the increase primarily due to tender sales of pediatric vaccines and increased sales following the PowderJect acquisition.

    Blood Testing
    Total Blood Testing revenues in the third quarter of 2003 were $109 million, compared to $89 million in the third quarter of 2002. Blood Testing revenues primarily include revenues from the sales of products related to Chiron's Procleix(R) HIV-1/HCV Assay; revenues related to Chiron's joint business arrangement for immunodiagnostics with Ortho-Clinical Diagnostics, Inc. (Ortho), a Johnson & Johnson company; and royalties paid by F. Hoffmann-La Roche (Roche) related to nucleic acid testing (NAT) blood screening.

    -- Sales related to the Procleix(R) System were $54 million in the third quarter of 2003, compared to sales of $36 million in the third quarter
       of 2002.   The increase is primarily due to revenues from the
       investigation-only use of the Procleix(R) West Nile Virus Assay in the United States, market share gains in the United States, and continued penetration into several markets abroad.
    -- Revenues from Chiron's joint business arrangement with Ortho were $26 million in the third quarter of 2003, compared to $32 million in the third quarter of 2002, with the decrease primarily due to lower profits from U.S. operations.
    -- Royalties paid by Roche related to NAT blood screening were $19 million in the third quarter of 2003, compared to $13 million in the third quarter of 2002.

    Pipeline and Products Update
    Since mid-year, Chiron has seen advances in franchises across all three of its business units.

    BioPharmaceuticals:  Oncology
    Chiron's oncology franchise has three dimensions: immune-based therapies, monoclonal antibodies and novel cancer agents.

    -- Over the past year, Chiron has been conducting four clinical trials to evaluate the potential of Proleukin(R) (aldesleukin) interleukin-2 and its second-generation liquid formulation to increase the clinical benefit of monoclonal antibodies in cancer treatments.

       -- The Phase II study of Proleukin and rituximab in patients with low-grade non-Hodgkin's lymphoma who have failed rituximab therapy continues to enroll patients and should yield sufficient data to allow a decision on next steps by the end of the year.
       -- The Phase II trial of Proleukin and rituximab in patients with high-grade lymphoma who have failed prior chemotherapy and/or rituximab therapy will not continue due to limited efficacy.
       -- The Phase I study of liquid IL-2 with rituximab in patients with advanced non-Hodgkin's lymphoma continues to enroll patients and should yield sufficient data to allow a decision on next steps by the end of the year.
       -- The Phase I study of liquid IL-2 and trastuzumab in patients with metastatic breast cancer met the primary endpoint of determining maximum tolerated dose and will no longer enroll patients.

    -- Chiron and its collaborator Sirna are seeking a licensee for the further development of ANGIOZYME(TM), a ribozyme that inhibits vascular endothelial growth factor (VEGF) signaling via inhibition of VEGFR-1 expression. A pilot Phase II program studied ANGIOZYME in breast cancer and colorectal cancer.

    BioPharmaceuticals:  Infectious Disease
    Chiron continues to build its portfolio of products to treat and prevent infectious disease. This franchise leverages a significant global commercial infrastructure.

    -- As announced separately today, Chiron plans to initiate a Phase III trial for tifacogin in patients with severe community-acquired pneumonia. This indication would fulfill a substantial unmet medical need.
    -- Chiron inlicensed the antibiotic daptomycin for injection from Cubist
       Pharmaceuticals, Inc., gaining development and commercialization for the product in multiple countries outside the United States. The FDA recently approved Cubicin for the treatment of complicated skin and skin structure infections caused by Gram-positive bacteria.
    -- Chiron is further developing TOBI(R) tobramycin solution for inhalation, used by cystic fibrosis patients with chronic pseudomonal lung infection. The company has completed enrollment and dosing for two cohorts of its Phase I trial for the dry-powder formulation and hand-held device for TOBI, which it is developing in collaboration with Nektar Therapeutics. Chiron anticipates results of this phase of the multiyear program in the first half of next year.

    BioPharmaceuticals:  Betaseron(R) Interferon Beta-1b
    Betaseron continues to distinguish itself in the multiple sclerosis (MS) market through its strong clinical results. Convenience features and new studies will help drive Betaseron growth.

    -- The FDA approved a new pre-filled diluent syringe for Betaseron, making it easier to use for people with MS. The drug's formulation remains unchanged, continuing to provide patients with the proven efficacy of Betaseron.
    -- At the 19th Congress of the European Committee for Treatment and
       Research in Multiple Sclerosis (ECTRIMS) in Milan, Chiron's partner Schering AG announced the completion of the pilot phase of its BEYOND study, with the first clinical outcomes showing that both the approved Betaferon dose and a new, double-dose of Betaferon were safe and well tolerated in relapsing-remitting MS patients, and no new or unpredictable side effects were reported.

    Vaccines
    Chiron Vaccines development is focused on its meningococcal franchise and flu cell culture technology.

    -- Chiron's newly acquired U.S. flu business is on schedule to deliver
       Fluvirin(R) flu vaccine to reach millions of patients in the United
       States.
    -- In the development of vaccines for the five primary serogroups that cause meningococcal disease, Chiron anticipates upcoming advances:

       -- The Phase III trial in the United States for Menjugate(TM) conjugate vaccine for meningococcal C disease is on track to complete enrollment this year, and Chiron expects to present data to the FDA in 2004.
       -- Chiron expects to see results from the Phase II trial for a conjugated meningococcal ACYW vaccine in 2004.

    -- In collaboration with St. Louis University, Chiron has initiated its
       Phase I trial for a hepatitis C virus (HCV) vaccine.

    Blood Testing:  Procleix(R) System
    Chiron expects to expand its leadership in blood testing through new geographies and greater market penetration.

    -- Since its June introduction to customers in the United States on a cost-recovery basis under an IND, the Procleix(R) West Nile Virus Assay has detected hundreds of confirmed samples of blood infected with West Nile virus, preventing those donations from entering the blood supply.

    Recent Business Milestones
    Recent business activities underline the value of Chiron's products and intellectual property and the strength of its leadership.

    -- At the 17th Annual North American Cystic Fibrosis Conference (NACFC) in
       Anaheim, California, Chiron announced funding for the establishment of the TOBI Foundation, an independent non-profit foundation dedicated to increasing access to TOBI(R) tobramycin solution for inhalation for uninsured and underinsured people with CF.
    -- Chiron and Children's Hospital and Regional Medical Center of Seattle have settled a patent infringement suit against Roxane Laboratories, a subsidiary of Boehringer-Ingelheim Corporation, regarding Roxane's plans to market a generic equivalent of TOBI. Roxane agreed that it would not seek approval to market the product until the patent expiration in 2014 and dropped its challenge to the patent.
    -- The federal Centers for Medicare and Medicaid Services recently implemented a reimbursement change that will increase access to Proleukin(R) (aldesleukin) interleukin-2 therapy for certain patients with metastatic renal cancer and metastatic melanoma.
    -- Chiron announced that, as of the May 2004 annual meeting of shareholders, president and CEO Howard Pien will become chairman of the board, succeeding current chairman Sean Lance. Mr. Lance intends to retire from active service with Chiron and its board of directors as of the same meeting.
    -- Chiron further strengthened its BioPharmaceuticals senior management team. Following the appointments last quarter of senior vice presidents of BioPharma research and BioPharma commercial operations, Chiron recently filled the role of senior vice president and head of BioPharma development.
    -- Chiron granted a nonexclusive license to Gilead Sciences for the research, development and commercialization of small molecule therapeutics against certain hepatitis C virus (HCV) drug targets.

    3Q03 Earnings Conference Call
    Chiron will hold a conference call and webcast on Wednesday, October 29, 2003, at 4:45 p.m. Eastern Standard Time (EST) to review its third-quarter 2003 results of operations and business highlights. In addition, the company may address forward-looking questions concerning business, financial matters and trends affecting the company.
    To access either the live webcast or the one-week archive, please log on to http://www.chiron.com/webcast . Please connect to the website at least 15 minutes prior to the conference call to ensure adequate time to download any necessary software. Alternatively, please call 1-800-374-0907 (U.S.) or 706-643-3367 (international). Replay is available approximately two hours after the completion of the call through 11:59 p.m. EST, Friday, November 7, 2003. To access the replay, please call 1-800-642-1687 (U.S.) or 706-645-9291
(international).  The conference ID number is 3325860.

    About Chiron
    Chiron Corporation, headquartered in Emeryville, California, is a global pharmaceutical company that leverages a diverse business model to develop and commercialize high-value products that make a difference in people's lives. The company has a strategic focus on cancer and infectious disease. Chiron applies its advanced understanding of the biology of cancer and infectious disease to develop products from its platforms in proteins, small molecules and vaccines. The company commercializes its products through three business units: BioPharmaceuticals, Vaccines and Blood Testing. For more information about Chiron, visit the company's website at www.chiron.com.

    This news release contains forward-looking statements, including statements regarding sales growth, product development initiatives, new product indications, new product marketing, acquisitions, and in- and out-licensing activities that involve risks and uncertainties and are subject to change. A full discussion of the company's operations and financial condition, including factors that may affect its business and future prospects, is contained in documents the company has filed with the SEC, including the form 10-Q for the quarter ended June 30, 2003, and the form 10-K for the year ended December 31, 2002, and will be contained in all subsequent periodic filings made with the SEC. These documents identify important factors that could cause the company's actual performance to differ from current expectations, including the outcome of clinical trials, regulatory review and approvals, manufacturing capabilities, intellectual property protections and defenses, stock-price and interest-rate volatility, and marketing effectiveness. In particular, there can be no assurance that Chiron will increase sales of existing products, successfully develop and receive approval to market new products, or achieve market acceptance for such new products. There can be no assurance that Chiron's out-licensing activity will generate significant revenue, nor that its in-licensing activities will fully protect it from claims of infringement by third parties. In addition, the company may engage in business opportunities, the successful completion of which are subject to certain risks, including shareholder and regulatory approvals and the integration of operations.
    Consistent with SEC Regulation FD, we do not undertake an obligation to update the forward-looking information we are giving today.

    NOTE: Arilvax, Dukoral, Encepur, Fluvirin, Menjugate, Procleix, Proleukin, RabAvert and TOBI are trademarks of Chiron Corporation. Betaseron and Betaferon are trademarks of Schering AG.


     CHIRON CORPORATION
     CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
     (Unaudited)
     (In thousands, except per share data)

                                                 Three Months Ended
                                                    September 30,
                                                        2003
                                          Pro Forma    Pro Forma
                                         Adjusted (1)  Adjustments   Actual

    Revenues:
      Product sales, net                    $432,674         $--    $432,674
      Revenues from joint business
       arrangement                            26,058          --      26,058
      Collaborative agreement revenues         7,816          --       7,816
      Royalty and license fee revenues        66,237          --      66,237
      Other revenues                           7,688          --       7,688

          Total revenues                     540,473          --     540,473

    Operating expenses:
      Cost of sales                          174,380          --     174,380
      Research and development                97,519          --      97,519
      Selling, general and administrative    104,736          --     104,736
      Write-off of purchased in-process
       research and development                   --    (122,700)    122,700
      Amortization expense                        --     (19,821)     19,821
      Restructuring and reorganization
       charges                                 1,082          --       1,082
      Other operating expenses                 4,779          --       4,779

          Total operating expenses           382,496    (142,521)    525,017

    Income from operations                   157,977     142,521      15,456

    Interest expense                          (6,222)         --      (6,222)
    Interest and other income, net             5,239          --       5,239
    Minority interest                           (443)         --        (443)

    Income from continuing operations
     before income taxes                     156,551     142,521      14,030
    Provision for income taxes                39,138       4,955      34,183

    Income (loss) from continuing
     operations                              117,413     137,566     (20,153)

    Gain (loss) from discontinued
     operations                                1,174          --       1,174

    Net income (loss)                       $118,587    $137,566    $(18,979)

    Basic earnings (loss) per share:
       Income (loss) from continuing
        operations                             $0.63                  $(0.11)
       Net Income (loss)                       $0.64                  $(0.10)

    Diluted earnings (loss) per share:
       Income (loss) from continuing
        operations                             $0.60                  $(0.11)
       Net Income (loss)                       $0.61                  $(0.10)


    Shares used in calculating basic
     earnings (loss) per share               186,685                 186,685

    Shares used in calculating diluted
     earnings (loss) per share               200,463                 186,685


                                                   Three Months Ended
                                                      September 30,
                                                          2002
                                           Pro Forma    Pro Forma
                                         Adjusted (2)  Adjustments  Actual (3)

    Revenues:
      Product sales, net                    $272,190         $--    $272,190
      Revenues from joint business
       arrangement                            32,356          --      32,356
      Collaborative agreement revenues         4,977          --       4,977
      Royalty and license fee revenues        48,047          --      48,047
      Other revenues                          10,911          --      10,911

          Total revenues                     368,481          --     368,481

    Operating expenses:
      Cost of sales                           97,432          --      97,432
      Research and development                81,635          --      81,635
      Selling, general and administrative     68,159          --      68,159
      Write-off of purchased in-process
       research and development                   --          --          --
      Amortization expense                        --      (7,504)      7,504
      Restructuring and reorganization
       charges                                    --          --          --
      Other operating expenses                 5,694          --       5,694

          Total operating expenses           252,920      (7,504)    260,424

    Income from operations                   115,561       7,504     108,057

    Interest expense                          (3,210)         --      (3,210)
    Interest and other income, net             8,696          --       8,696
    Minority interest                           (477)         --        (477)

    Income from continuing operations
     before income taxes                     120,570       7,504     113,066
    Provision for income taxes                32,554       2,024      30,530

    Income (loss) from continuing
     operations                               88,016       5,480      82,536

    Gain (loss) from discontinued
     operations                                 (320)         --        (320)

    Net income (loss)                        $87,696      $5,480     $82,216

    Basic earnings (loss) per share:
       Income (loss) from continuing
        operations                             $0.47                   $0.44
       Net Income (loss)                       $0.47                   $0.44

    Diluted earnings (loss) per share:
       Income (loss) from continuing
        operations                             $0.46                   $0.43
       Net Income (loss)                       $0.46                   $0.43


    Shares used in calculating basic
     earnings per share                      188,493                 188,493

    Shares used in calculating diluted
     earnings per share                      196,547                 196,547

     (1) Pro Forma Adjusted amounts exclude the amortization expense on acquired intangible assets related to the acquisitions of PathoGenesis, Chiron Behring, Pulmopharm and PowderJect
         Pharmaceuticals and (b) the write-off of purchased in-process research and development related to the PowderJect Pharmaceuticals acquisition.
     (2) Pro Forma Adjusted amounts exclude the amortization expense on acquired intangible assets related to the acquisitions of PathoGenesis, Chiron Behring and Pulmopharm.
     (3) Actual results reflect increased cost of sales of $1.9 million (a reduction of $1.4 million in net income) compared to Chiron's earnings press release dated October 23, 2002, related to the results for the three months ended September 30, 2002. There was a corresponding decrease in inventories of $1.9 million at September 30, 2002.


     CHIRON CORPORATION
     CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
     (Unaudited)
     (In thousands, except per share data)

                                                    Nine Months Ended
                                                      September 30,
                                                          2003
                                          Pro Forma     Pro Forma
                                         Adjusted (4)  Adjustments  Actual

    Revenues:
      Product sales, net                    $897,222        $--    $897,222
      Revenues from joint business
       arrangement                            79,985         --      79,985
      Collaborative agreement revenues        15,554         --      15,554
      Royalty and license fee revenues       186,537         --     186,537
      Other revenues                          18,069    (14,413)     32,482

          Total revenues                   1,197,367    (14,413)  1,211,780

    Operating expenses:
      Cost of sales                          357,389         --     357,389
      Research and development               269,564         --     269,564
      Selling, general and administrative    257,485         --     257,485
      Write-off of purchased in-process
       research and development                   --   (122,700)    122,700
      Amortization expense                        --    (35,135)     35,135
      Restructuring and reorganization
       charges                                 1,757         --       1,757
      Other operating expenses                 7,573         --       7,573

          Total operating expenses           893,768   (157,835)  1,051,603

    Income from operations                   303,599    143,422     160,177

    Interest expense                         (12,523)        --     (12,523)
    Interest and other income, net            31,170         --      31,170
    Minority interest                         (1,424)        --      (1,424)

    Income from continuing operations
     before income taxes                     320,822    143,422     177,400
    Provision for income taxes                80,206      5,181      75,025

    Income from continuing operations        240,616    138,241     102,375

    Gain (loss) from discontinued
     operations                                3,138         --       3,138

    Net income                              $243,754   $138,241    $105,513

    Basic earnings per share:
       Income from continuing operations       $1.29                  $0.55
       Net income                              $1.31                  $0.57

    Diluted earnings per share:
       Income from continuing operations       $1.25                  $0.54
       Net income                              $1.27                  $0.55


    Shares used in calculating basic
     earnings per share                      186,658                186,658

    Shares used in calculating diluted
     earnings per share                      196,935                190,488


                                                    Nine Months Ended
                                                      September 30,
                                                          2002
                                          Pro Forma     Pro Forma
                                         Adjusted (5)  Adjustments  Actual (6)

    Revenues:
      Product sales, net                    $657,067        $--    $657,067
      Revenues from joint business
       arrangement                            78,548         --      78,548
      Collaborative agreement revenues        17,786         --      17,786
      Royalty and license fee revenues       138,419         --     138,419
      Other revenues                          28,136         --      28,136

          Total revenues                     919,956         --     919,956

    Operating expenses:
      Cost of sales                          239,823         --     239,823
      Research and development               243,938         --     243,938
      Selling, general and administrative    202,022         --     202,022
      Write-off of purchased in-process
       research and development                   --    (54,781)     54,781
      Amortization expense                        --    (22,328)     22,328
      Restructuring and reorganization
       charges                                    --         --          --
      Other operating expenses                11,176         --      11,176

          Total operating expenses           696,959    (77,109)    774,068

    Income from operations                   222,997     77,109     145,888

    Interest expense                          (9,498)        --      (9,498)
    Interest and other income, net            41,456         --      41,456
    Minority interest                         (1,360)        --      (1,360)

    Income from continuing operations
     before income taxes                     253,595     77,109     176,486
    Provision for income taxes                68,471      6,028      62,443

    Income from continuing operations        185,124     71,081     114,043

    Gain (loss) from discontinued
     operations                                 (320)        --        (320)

    Net income                              $184,804    $71,081    $113,723

    Basic earnings per share:
       Income from continuing operations       $0.98                  $0.60
       Net income                              $0.98                  $0.60

    Diluted earnings per share:
       Income from continuing operations       $0.96                  $0.59
       Net income                              $0.96                  $0.59


    Shares used in calculating basic
     earnings per share                      189,175                189,175

    Shares used in calculating diluted
     earnings per share                      192,565                192,565


     (4) Pro Forma Adjusted amounts exclude: (a) amortization expense on acquired intangible assets related to the acquisitions of PathoGenesis, Chiron Behring, Pulmopharm and PowderJect Pharmaceuticals, (b) the Biogen and Serono settlements in connection with the McCormick patents owned by Schering's U.S. subsidiary, Berlex Labratories, and (c) the write-off of purchased in-process research and development related to the PowderJect Pharmaceuticals acquisition.
     (5) Pro Forma Adjusted amounts exclude: (a) write-off of purchased in-process research and development related to the Matrix acquisition and (b) amortization expense on acquired identifiable intangible assets related to the acquisitions of PathoGenesis, Chiron Behring and Pulmopharm.
     (6) Actual results reflect increased cost of sales of $1.9 million (a reduction of $1.4 million in net income) compared to Chiron's earnings press release dated October 23, 2002, related to the results for nine months ended September 30, 2002. There was a corresponding decrease in inventories of $1.9 million at September 30, 2002.


    Note: Due to rounding, quarterly earnings per share amounts may not sum fully to yearly earnings per share amounts.


     CHIRON CORPORATION
     CONDENSED CONSOLIDATED BALANCE SHEETS
     (Unaudited)
     (In thousands)

                                                  September 30,  December 31,
                           Assets                     2003           2002
    Current assets:
      Cash and short-term investments               $697,698       $874,080
      Accounts receivable, net                       427,749        278,625
      Current portion of notes receivable              1,469            718
      Inventories, net                               247,641        146,005
      Other current assets                           150,041         86,294
        Total current assets                       1,524,598      1,385,722
    Noncurrent investments in marketable debt
     securities                                      340,308        414,447
    Property, plant, equipment and leasehold
     improvements, net                               642,318        373,558
    Other noncurrent assets                        1,585,221        786,617
          Total assets                            $4,092,445     $2,960,344

                 Liabilities and stockholders'
                  equity
    Current liabilities                             $477,231       $298,636
    Long-term debt                                   923,725        416,954
    Capital lease                                    157,756             --
    Noncurrent unearned revenue                       49,696         62,580
    Other noncurrent liabilities                     217,566         81,809
    Minority interest                                  6,633          5,355
    Put options                                           --         19,054
    Stockholders' equity                           2,259,838      2,075,956
          Total liabilities and stockholders'
           equity                                 $4,092,445     $2,960,344



                              CHIRON CORPORATION
                   Supplemental Revenue Summary (Pro Forma)
                             USD $ (in thousands)



                                         Current    Prior     Change
                                         Quarter   Quarter     from    Change
                                         Q3 2003   Q2 2003   Prior QTR    %
    Product Sales
     Biopharmaceuticals:
       Proleukin                         $29,859   $29,381      $478     1.6%
       TOBI                               43,022    38,984     4,038    10.4%
       Betaseron*                         29,010    30,478    (1,468)  (4.8)%
       Other                               8,166     8,424      (258)  (3.1)%
     Total Biopharmaceuticals            110,057   107,267     2,790     2.6%

     Vaccines
        Flu Vaccines                     183,250     3,783   179,467  4744.0%
        Meningococcus Vaccines            10,642    13,696    (3,054) (22.3)%
        Travel Vaccines                   11,229    23,052   (11,823) (51.3)%
        Pediatric/Other Vaccines          57,598    45,026    12,572    27.9%
     Total Vaccines                      262,719    85,557   177,162   207.1%

     Blood Testing
        Ortho                              6,235     7,123      (888) (12.5)%
        NAT                               53,663    45,981     7,682    16.7%
     Total Blood Testing                  59,898    53,104     6,794    12.8%

     TOTAL PRODUCT SALES                $432,674  $245,928  $186,746    75.9%


    Revenues from Joint Business
     Arrangement                         $26,058   $27,475   $(1,417)  (5.2)%
    Collaborative Agreement Revenues       7,816     3,624     4,192   115.7%
    Royalty and License Fees              66,237    66,876      (639)  (1.0)%
    Other Revenues                         7,688     6,369     1,319    20.7%
       TOTAL REVENUES                   $540,473  $350,272  $190,201    54.3%

    Gross Margins
     Biopharmaceuticals                      74%       71%        3%
     Vaccines                                58%       56%        2%
     Blood Testing                           40%       46%      (6)%
       TOTAL GROSS MARGINS                   60%       60%        0%

      *Excludes Betaferon Royalty        $15,970   $17,174   $(1,204)  (7.0)%


                                             Year Ago   Change
                                             Quarter     from     Change
                                             Q3 2002   Prior Year   %
    Product Sales
     Biopharmaceuticals:
       Proleukin                             $32,088   $(2,229)  (6.9)%
       TOBI                                   38,971     4,051    10.4%
       Betaseron*                             28,533       477     1.7%
       Other                                   6,127     2,039    33.3%
     Total Biopharmaceuticals                105,719     4,338     4.1%

     Vaccines
        Flu Vaccines                          66,907   116,343   173.9%
        Meningococcus Vaccines                 6,193     4,449    71.8%
        Travel Vaccines                       16,621    (5,392) (32.4)%
        Pediatric/Other Vaccines              35,963    21,635    60.2%
     Total Vaccines                          125,684   137,035   109.0%

     Blood Testing
        Ortho                                  4,826     1,409    29.2%
        NAT                                   35,961    17,702    49.2%
     Total Blood Testing                      40,787    19,111    46.9%

     TOTAL PRODUCT SALES                    $272,190  $160,484    59.0%


    Revenues from Joint Business
     Arrangement                             $32,356   $(6,298) (19.5)%
    Collaborative Agreement Revenues           4,977     2,839    57.0%
    Royalty and License Fees                  48,047    18,190    37.9%
    Other Revenues                            10,911    (3,223) (29.5)%
       TOTAL REVENUES                       $368,481  $171,992    46.7%

    Gross Margins
     Biopharmaceuticals                          77%      (3)%
     Vaccines                                    60%      (2)%
     Blood Testing                               40%        0%
       TOTAL GROSS MARGINS                       64%      (4)%

      *Excludes Betaferon Royalty             $9,622    $6,348    66.0%


SOURCE  Chiron Corporation
    -0-                             10/29/2003
    /CONTACT: Chiron Corporate Communications & Investor Relations, Media, +1-510-923-6500, or Investors, +1-510-923-2300/
    /Web site:  http://www.chiron.com /
    (CHIR)

CO:  Chiron Corporation
ST:  California
IN:  MTC BIO HEA
SU:  ERN CCA ERP